Reraise Gaming Corporation
7285 S. Dean Martin Dr. #100
Las Vegas, NV 89118

February 27, 2015

Ms. Julie Griffith, Staff Attorney
U.S. Securities and Exchange Commission
Washington, D.C. 20549

Re: Reraise Gaming Corporation
    Amendment No. 4 to Registration Statement on Form S-1
    Filed January 22, 2015
    File No. 333-195651

Dear Ms. Griffith:

The acceleration request dated February 25, 2015 is hereby withdrawn.

Yours truly,

/s/ Ron Camacho
Ron Camacho
Principal Executive Officer, Principal Financial Officer & Director